                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

           -------------------------------------------------------------

                                    SCHEDULE 13G

                                   (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)

                                 (AMENDMENT NO. 1)(1)

                                    EXCITE, INC.
    ---------------------------------------------------------------------------
                                  (Name of Issuer)

                                    COMMON STOCK
    ---------------------------------------------------------------------------
                           (Title of Class of Securities)

                                    003009 04 1
    ---------------------------------------------------------------------------
                                   (CUSIP Number)

                                      N/A
     ----------------------------------------------------------------------
              (Date of Event which Requires filing of this Statement

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-(c)
     /X/ Rule 13d-1(d)

-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 003009 04 1                  13G               Page 2 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
          94-3201863
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                               (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER
    NUMBER OF                                                               -0-
     SHARES       -------------------------------------------------------------
   BENEFICIALLY   6       SHARED VOTING POWER
    OWNED BY                                                          1,395,548
      EACH        -------------------------------------------------------------
    REPORTING     7       SOLE DISPOSITIVE POWER
   PERSON WITH                                                              -0-
                  -------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER
                                                                      1,395,548
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,395,548
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                            PN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 3 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
          ("KPCB VII ASSOCIATES") 94-3203783
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

               CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                                 -0-
                 --------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
    NUMBER OF             KPCB VII ASSOCIATES IS THE
     SHARES               GENERAL PARTNER OF KPCB VII.
   BENEFICIALLY  --------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                           -0-
   REPORTING    --------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY
                          KPCB VII.  KPCB VII ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,395,548
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          2.7%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                            PN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 4 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KEVIN R. COMPTON
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              55,912
                 ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED
                          BY KPCB VII.  KPCB VII ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB VII.  MR. COMPTON
                          IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
    NUMBER OF             MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB VII.
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY     7       SOLE DISPOSITIVE POWER                         55,912
      EACH        --------------------------------------------------------------
    REPORTING     8       SHARED DISPOSITIVE POWER
   PERSON WITH            1,395,548 SHARES ARE DIRECTLY OWNED BY
                          KPCB VII.  KPCB VII ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB VII.  MR. COMPTON
                          IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,451,460
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 5 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          BROOK H. BYERS
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER
                          153,158 SHARES OF WHICH 94,956 SHARES ARE HELD
                          DIRECTLY BY MR. BYERS, AND 58,202 SHARES ARE HELD
                          BY TRUSTS OF WHICH MR. BYERS IS TRUSTEE.  MR. BYERS
                          DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD
                          DIRECTLY BY THE TRUSTS.
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. BYERS IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. BYERS DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
                ---------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER
                          153,158 SHARES OF WHICH 94,956 SHARES ARE HELD
  NUMBER OF               DIRECTLY BY MR. BYERS, AND 58,202 SHARE ARE HELD BY
   SHARES                 TRUSTS OF WHICH MR. BYERS IS TRUSTEE.  MR. BYERS
 BENEFICIALLY             DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD
  OWNED BY                DIRECTLY BY THE TRUSTS.
   EACH          ---------------------------------------------------------------
  REPORTING       8       SHARED DISPOSITIVE POWER
 PERSON WITH              1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
                          HELD DIRECTLY BY KPCB VII AND THE TRUST.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,548,706
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   3.0%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 6 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           WILLIAM R. HEARST, III
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              81,263
                 --------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED
                          BY KPCB VII.  KPCB VII ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB VII.  MR. HEARST
                          IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
    NUMBER OF             MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB VII.
   BENEFICIALLY  --------------------------------------------------------------
  OWNED BY EACH   7       SOLE DISPOSITIVE POWER                        81,263
   REPORTING    ---------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY
                          KPCB VII.  KPCB VII ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB VII.  MR. CAUFIELD
                          IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. CAUFIELD DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,476,811
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.8%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 7 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           VINOD KHOSLA
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                             834,972
                 --------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII
    NUMBER OF             ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL
     SHARES               OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
   BENEFICIALLY  --------------------------------------------------------------
     OWNED BY     7       SOLE DISPOSITIVE POWER                      834,972
     EACH        --------------------------------------------------------------
    REPORTING     8       SHARED DISPOSITIVE POWER
   PERSON WITH            1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        2,230,520
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   4.2%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 8 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           L. JOHN DOERR
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER
                          113,741 SHARES OF WHICH 92,809 ARE HELD DIRECTLY AND
                          20,932 ARE HELD BY THE BYERS TRUST.  MR. DOERR IS A
                          TRUSTEE OF THE BYERS TRUST AND DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD BY THE TRUST.
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. DOERR IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB VII.
                ---------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER
    NUMBER OF             113,741 SHARES OF WHICH 92,809 ARE HELD DIRECTLY AND
     SHARES               20,932 ARE HELD BY THE BYERS TRUST.  MR. DOERR IS A
  BENEFICIALLY            TRUSTEE OF THE BYERS TRUST AND DISCLAIMS BENEFICIAL
  OWNED BY                OWNERSHIP OF SHARES HELD BY THE TRUST.
     EACH      ---------------------------------------------------------------
    REPORTING     8       SHARED DISPOSITIVE POWER
  PERSON WITH             1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. DOERR IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,548,569
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.9%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 9 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            JOSEPH S. LACOB
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              96,978
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. LACOB IS A GENERAL PARTNER OF KPCB VII
    NUMBER OF             ASSOCIATES.  MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB VII.
  BENEFICIALLY   ---------------------------------------------------------------
  OWNED BY EACH   7       SOLE DISPOSITIVE POWER                          96,978
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. LACOB IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. LACOB DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,492,526
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.8%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 10 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            BERNARD LACROUTE
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              75,913
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII
    NUMBER OF             ASSOCIATES.  MR. LACROUTE DISCLAIMS BENEFICIAL
     SHARES               OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
   BENEFICIALLY ---------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                        75,913
   REPORTING   ----------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. LACROUTE DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,471,461
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.8%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 11 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            JAMES P. LALLY
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              44,609
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. LALLY IS A GENERAL PARTNER OF KPCB VII
    NUMBER OF             ASSOCIATES.  MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB VII.
   BENEFICIALLY  ---------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                        44,609
    REPORTING    ---------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. LALLY IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,440,157
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*

-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.7%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 12 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            DOUGLAS J. MACKENZIE
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              41,912
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII
    NUMBER OF             ASSOCIATES.  MR. MACKENZIE DISCLAIMS BENEFICIAL
     SHARES               OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
  BENEFICIALLY  ---------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                        41,912
    REPORTING   ---------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. MACKENZIE DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,437,460
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.7%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 003009 04 1                  13G               Page 13 of 20 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b)/X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                              28,145
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. KVAMME IS A GENERAL PARTNER OF KPCB VII
    NUMBER OF             ASSOCIATES.  MR. KVAMME DISCLAIMS BENEFICIAL
     SHARES               OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
   BENEFICIALLY  ---------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                          28,145
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
                          KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
                          VII.  MR. KVAMME IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES.  MR. KVAMME DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,423,693
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.7%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                           IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages


 Item 1(a)  Name of Issuer:

            Excite, Inc.

 Item 1(b)  Address of Issuer's Principal Executive Offices:

            1091 North Shoreline Blvd.
            Mountain View, CA 95035

 Item 2(a)  Name of Person Filing:

            This amendment is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VII Associates, are set forth on Exhibit B hereto.

            KPCB VII Associates is the general partner to Kleiner Perkins Caufield & Byers IV, L.P., a California limited partnership ("KPCB VII").

 Item 2(b)  Address of Principal Business Offices or, if none, Residence:

            2750 Sand Hill Road, Menlo Park, California 94025.

            The names, business addresses and citizenships of all the general partners of KPCB VII Associates, are set forth on Exhibit B hereto.

 Item 2(c)  Citizenship

            See Exhibit B.

 Item 2(d)  Title of Class of Securities:

            Common Stock

 Item 2(e)  CUSIP Number:

            003009 04 1

 Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable

 Item 4.    Ownership.

            Please see Item 5.

 Item 5.    Ownership of Five Percent or Less of a Class.

            This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Excite, Inc.

 Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable --  See Item 5.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

                                                             Page 15 of 20 Pages


 Item 8.    Identification and Classification of Members of the Group.

            Not applicable.

 Item 9.    Notice of Dissolution of Group.

            Not applicable.

 Item 10.   Certification.

            Not applicable.

                                                             Page 16 of 20 Pages

                                      SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999




                                         KPCB VII ASSOCIATES, L.P., A
                                         CALIFORNIA LIMITED PARTNERSHIP


                                         By:  /s/ Brook H. Byers
                                             --------------------------------
                                              A General Partner



                                         KLEINER PERKINS CAUFIELD & BYERS IV,
                                         L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                         By KPCB VII Associates, L.P., a
                                         California limited partnership, its
                                         General Partner


                                         By:  /s/ Brook H. Byers
                                             --------------------------------
                                              A General Partner


                                         BROOK H. BYERS
                                         KEVIN R. COMPTON
                                         L. JOHN DOERR
                                         WILLIAM R. HEARST III
                                         VINOD KHOSLA
                                         JOSEPH S. LACOB
                                         BERNARD J. LACROUTE
                                         JAMES P. LALLY
                                         DOUGLAS P. MACKENZIE
                                         E. FLOYD KVAMME





                                         By:  /s/ Michael S. Curry
                                             --------------------------------
                                              Michael S. Curry
                                              Attorney-in-Fact

                                                             Page 17 of 20 Pages


                                   EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
 Exhibit                                                        Numbered Page
---------                                                       --------------
 Exhibit A:  Agreement of Joint Filing                                18

 Exhibit B:  List of General Partners of KPCB VII Associates          19


                                                             Page 18 of 20 Pages

                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING


The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Excite, Inc. held by Kleiner Perkins Caufield & Byers IV, L.P., a California Limited Partnership.

Dated:  February 12, 199
                                         KPCB VII ASSOCIATES, L.P., A
                                         CALIFORNIA LIMITED PARTNERSHIP


                                         By:  /s/ Brook H. Byers
                                             --------------------------------
                                              A General Partner



                                         KLEINER PERKINS CAUFIELD & BYERS IV,
                                         L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                         By KPCB VII Associates, L.P., a
                                         California limited partnership, its
                                         General Partner


                                         By:  /s/ Brook H. Byers
                                             --------------------------------
                                              A General Partner


                                         BROOK H. BYERS
                                         KEVIN R. COMPTON
                                         L. JOHN DOERR
                                         WILLIAM R. HEARST III
                                         VINOD KHOSLA
                                         JOSEPH S. LACOB
                                         BERNARD J. LACROUTE
                                         JAMES P. LALLY
                                         DOUGLAS P. MACKENZIE
                                         E. FLOYD KVAMME


                                         By:  /s/ Michael S. Curry
                                             --------------------------------
                                              Michael S. Curry
                                              Attorney-in-Fact

                                                             Page 19 of 20 Pages


                                     EXHIBIT B

                                GENERAL PARTNERS OF
            KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VII Associates, L.P. is the following: (a) name; (b) business address and (c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

6.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

                                                             Page 20 of 20 Pages

7.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

8.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

9.   (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

10.  (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen